                                                                     EXHIBIT 2.1



                         CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.














                            ASSET PURCHASE AGREEMENT


                                     between

                    REEL-TECH, INC., A WASHINGTON CORPORATION


                                       and


                     REEL TECH, INC., AN INDIANA CORPORATION

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                            ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is effective as of August 31, 1995 ("Effective Date"), by and among REEL TECH, INC., an Indiana corporation ("Seller"), NORRIS R. HALL and DOUGLAS R. HALL (together, the "Shareholders"), REEL-TECH, INC., a Washington corporation ("Purchaser"), a wholly-owned subsidiary of DATA I/O CORPORATION, a Washington corporation ("Data I/O").

                                    RECITALS

          Seller designs, develops, manufactures and markets automation equipment and systems which support manufacturers and users of semiconductors and the Shareholders are the sole shareholders of Seller.

          Seller, the Shareholders and Purchaser desire to enter into an agreement pursuant to which Seller will sell and assign to Purchaser its assets listed or generally described in SCHEDULE 1.1 hereto (the "Assets") and Purchaser will assume certain of Seller's liabilities and contracts. The semi-conductor equipment business heretofore conducted with the Assets by Seller and the continuing semi-conductor equipment business to be conducted with the Assets hereafter is referred to herein as the "SCE Business."

     NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

     SECTION 1.  TRANSACTIONS

          1.1 SALE, TRANSFER AND ASSIGNMENT. Seller hereby sells, assigns, transfers and conveys to Purchaser, and Purchaser does hereby purchase, all right, title and interest in and to the Assets, free and clear of any lien, charge, mortgage, pledge, conditional sales agreement, assessment, encumbrance or claim of any nature whatsoever.

          1.2 ASSIGNMENT AND ASSUMPTION OF CERTAIN LIABILITIES. Seller hereby assigns, transfers and sets over to Purchaser all of its rights, benefits, duties and obligations under the leases, contracts and other agreements listed in SCHEDULE 1.2 (the "Contracts") and the additional payment obligations listed on SCHEDULE 1.2. The duties and obligations under the Contracts and the additional payment obligations listed in SCHEDULE 1.2 are collectively referred to herein as the "Assumed Liabilities." Purchaser hereby agrees faithfully to perform the Assumed Liabilities, but only to the extent that such duties and obligations have been expressly described in SCHEDULE 1.2. Purchaser does not assume or agree to pay or indemnify Seller or any other person or entity against any other liability, obligation, payable, duty or expense, whether presently existing

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


or hereafter arising, including, without limitation, employee severance costs and accrued vacation, personal or sick time. Nor does Purchaser assume any contingent liabilities of Seller such as those associated with pending or threatened litigation. As of the Effective Date, Seller shall have terminated all of its employees and independent contractors. At the request of Purchaser, Seller shall assist Purchaser in hiring any former employees and retaining any independent contractors of Seller. Except for hiring the Shareholders as per
Section 3.6, Purchaser is under no obligation to hire any employee or retain any independent contractor of Seller but is free to do so in its sole discretion. The Assets and the Contracts are collectively referred to herein as the "Purchased Assets."

SECTION 2.  PURCHASE PRICE

         2.1 AMOUNT AND ESCROW ARRANGEMENT The total purchase price (the "Purchase Price") for the Purchased Assets shall be the sum of $2,000,000 plus the additional amount, if any, calculated in accordance with Section 2.4 (the "Earn-Out Payment"), subject to possible reduction in accordance with Section
2.2 below. $1,500,000 is paid in cash herewith, the receipt of which is hereby acknowledged by Seller. $500,000 (the "Escrowed Funds") is delivered herewith to Seattle-First National Bank (the "Escrow Agent") to be held in accordance with the terms of the Escrow Agreement attached hereto as EXHIBIT 2.1 (the "Escrow Agreement") for the purpose of effecting, if necessary, adjustments in the Purchase Price in accordance with Section 2.2 or to satisfy indemnity claims in accordance with Section 7 below.

         2.2  POSSIBLE REDUCTION OF PURCHASE PRICE.

               2.2.1 The Purchase Price shall be reduced by the amount, if any, by which the liabilities of Seller paid by Purchaser ("Actual Liabilities") exceeds the value of the Purchased Assets at the Effective Date (the "Closing Value") minus $150,000 (such excess, if any, being a "True-Up Amount"). The Actual Liabilities shall be the actual amount of liabilities of Seller which existed as of the Effective Date or arose from the operations, actions or failures to act of Seller on or before the Effective Date which are reasonably paid by Purchaser. The Closing Value shall be the sum of (i) the amount of cash which is transferred hereby plus the amount of Seller's accounts, notes or other receivables actually collected by Purchaser as of the end of the sixth complete "Fiscal Month", as described below, following the Effective Date (the "True-Up Date"), plus (ii) the book value of all of Seller's inventory on hand at the Effective Date which is used by the SCE Business or Purchaser in the ordinary course by the True-Up Date plus the book value as of the Effective Date of those items listed on SCHEDULE 2.2.1A (the

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


"Excluded Inventory") which remain in inventory at the True-Up Date plus (iii) the value of all fixed assets, as noted on SCHEDULE 2.2.1B, which are part of the Purchased Assets. All inventory owned by Seller as of the Effective Date is listed on SCHEDULE 2.2.1C. "Fiscal Month(s)" shall mean the Purchaser's fiscal month(s) as described in SCHEDULE 2.2.1D. No later than forty-five (45) days after the True-Up Date, Purchaser shall provide to Seller a written report setting forth Purchaser's calculation of the amount of the Actual Liabilities and the Closing Value including an explanation of material adjustments, if any, in the value of the Purchased Assets from the amount assigned thereto in the actual balance sheet of Seller as of August 31, 1995 (the "True-Up Report").
The True-Up Report shall specify the True-Up Amount. Notwithstanding the foregoing, within twenty-one (21) days after the Effective Date, Purchaser may make a good faith determination that it will be entitled to a True-Up Amount based upon a difference between the actual balance sheet of Seller as of August 31, 1995 and the estimated balance sheet of Seller as of August 31, 1995 (an "Initial True-Up Amount"). If Purchaser makes such a determination, Purchaser shall provide to Seller a written report, within twenty-one (21) days after the Effective Date, setting forth the difference between such balance sheets and specifying the Initial True-Up amount (the "Initial True-Up Report"). Notwithstanding any other provision(s) to the contrary, Seller may and is hereby authorized to retain, or to distribute prior to the Effective Date, cash to reduce the amount of Purchased Assets included in the Closing Value so that the value of the Purchased Assets less the Actual Liabilities is no greater than $150,000. Such retention or distribution of cash by Seller shall be determined in good faith.

               2.2.2 The Purchase Price shall be further reduced by the book value as of the Effective Date (an "Excluded Inventory Adjustment Amount") of the Excluded Inventory that has not been used by the SCE Business or Purchaser in the ordinary course by the "Release Date", as defined below, but only if (i) a True-Up Amount would have been due under Section 2.2.2 if the Excluded Inventory Adjustment Amount had been deducted from the Closing Value and then only to the extent of such True-Up Amount or (ii) a True-Up Amount was previously due under Section 2.2.2. No later than thirty (30) days after the "Release Date", as defined below, Purchaser shall provide to Seller a written report setting forth Purchaser's calculation of the Excluded Inventory Adjustment Amount (the "Excluded Inventory Adjustment Report"). The Excluded Inventory Adjustment Report shall specify the Excluded Inventory Adjustment Amount.

               2.2.3 All determinations pursuant to this Section 2.2 shall be made by Purchaser in good faith in accordance with generally accepted accounting principles applied in a manner consistent with the accounting policies, practices and

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


assumptions employed by Purchaser in preparing its own financial statements. For this purpose, inventories shall be valued at original cost on a first-in, first-out (FIFO) basis less an appropriate reserve for excess and obsolete items. The Shareholders and Seller will provide Purchaser with such assistance and access to personnel, books and records as Purchaser may reasonably request in connection with Purchaser's audit of the Assumed Liabilities, the Assets and the Excluded Inventory.

          2.3 RELEASE OF ESCROWED FUNDS. The Escrowed Funds shall be released as follows:

               2.3.1 If Purchaser has a good faith belief that it is entitled to an Initial True-Up Amount, it shall provide a copy of the Initial True-Up Report to Seller and the Escrow Agent. The Escrow Agent shall deliver to Purchaser from the Escrowed Funds cash in the amount of the Initial True-Up Amount within ten (10) days of receipt of such Initial True-Up Report.

               2.3.2 If Purchaser has a good faith belief that it is entitled to any True-Up Amount in addition to any Initial True-Up Amount delivered to Purchaser pursuant to Section 2.3.1 above or to an Excluded Inventory Adjustment Amount, it shall provide a copy of the True-Up Report or the Excluded Inventory Adjustment Report, as applicable, to Seller and the Escrow Agent. Seller may contest such claim by Purchaser by giving Purchaser and the Escrow Agent written notice within thirty (30) days after Purchaser gives written notice of the claim for a True-Up Amount or an Excluded Inventory Adjustment to Seller. If Seller does not timely contest the True-Up Report or the Excluded Inventory Adjustment Report, as the case may be, the Escrow Agent shall promptly after expiration of the thirty (30) day response period deliver to Purchaser from the Escrowed Funds cash in the True-Up Amount or the Excluded Inventory Adjustment Amount, as applicable. If Seller timely contests such claim of Purchaser, then the Escrow Agent shall release any portion of the True-Up Amount or Excluded Inventory Adjustment Amount not disputed by Seller and shall continue to hold Escrowed Funds in the amount of the True-Up Amount or Excluded Inventory Adjustment Amount in dispute for delivery to Purchaser in such amount, if any, as shall be specified by any of the following:

               (a) Written instructions executed by both Purchaser and Seller; or

               (b) A court order adjudicating such dispute issued by a court of competent jurisdiction.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


               2.3.3 If on or prior to the last day of the ninth complete Fiscal Month after the Effective Date (the "Release Date") Purchaser has a good faith belief that it or any other Indemnified Party, as defined below, is entitled to indemnification pursuant to Section 7 hereof, it shall give written notice to Seller and the Escrow Agent of such claim (an "Indemnity Claim"), which notice shall specify the basis for the claim and the estimated dollar amount required to satisfy such claim (the "Claim Amount"). Seller may contest any Indemnity Claim by giving Purchaser and the Escrow Agent written notice within thirty (30) days after Purchaser gives written notice of the Indemnity Claim to Seller. If Seller does not timely contest the Indemnity Claim pursuant to the preceding sentence, the Escrow Agent shall promptly after expiration of the thirty-day response period deliver to Purchaser from the Escrowed Funds cash in the amount of the Claim Amount. If Seller timely contests the Indemnity Claim, then the Escrow Agent shall continue to hold Escrowed Funds in the amount of such disputed Claim Amount for delivery to Purchaser in such amount, if any, as shall be specified by any of the following:

               (a) Written instructions executed by both Purchaser and Seller; or

               (b) A court order adjudicating such dispute issued by a court of competent jurisdiction.

               2.3.4 On the forty-first day following the Release Date (or the next business day if such day is not a business day), the Escrow Agent shall release to Seller all remaining Escrowed Funds less the sum of all True-Up Amounts, Excluded Inventory Adjustment Amounts and Claim Amounts which have not been resolved in accordance with Section 2.3.2 or 2.3.3 above by that date. All Escrowed Funds not so released shall continue to be held until the conditions for release in Section 2.3.2 or 2.3.3 are met.

          2.4  CALCULATION AND PAYMENT OF EARN-OUT.

               2.4.1 Subject to the requirements of Section 2.4 hereof, Purchaser shall make additional cash payments of an aggregate amount not to exceed $2,000,000 should the continuing operations of the SCE Business acquired hereby attain the revenue and pre-tax income as a percentage of revenue targets set forth below. The period for attainment of these targets will be the period beginning with the first day following the Effective Date and ending on August 20, 1998 (the "Earn-Out Period"), after which no earn-out will accrue. The revenue and pre-tax income targets and related Earn-Out Payments are as follows:

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                            EARN-OUT PAYMENTS(1) (2)


                                            Earn-Out      Earn-Out      Earn-Out

                                           Payment 1     Payment 2     Payment 3

EARN-OUT PAYMENT AMOUNTS:
  Achievement of minimum targets(1)         $666,000      $667,000      $667,000
  Achievement of bonus targets(1)           $832,750      $833,750      $333,500
MINIMUM TARGETS(1):
  Revenues(2)                             $4,500,000    $5,500,000    $6,500,000
  and
  Pre-tax income as a % of revenues(3)  CONFIDENTIAL  CONFIDENTIAL  CONFIDENTIAL


BONUS TARGETS(1)
  Revenues(2)                             $4,500,000    $5,500,000    $6,500,000
  and
  Pre-tax income as a % of revenues(3)  CONFIDENTIAL  CONFIDENTIAL  CONFIDENTIAL


REQUIREMENTS:




(1) For any Earn-Out Payments, both the revenue target and pre-tax income as a % of revenue target must be met in an Annual Earn-Out Period, as defined below. Any Earn-Out Payment may be earned during any of the three Annual Earn-Out Periods during the Earn-Out Period and more than one Earn-Out Payment may be earned in any Annual Earn-Out Period, provided that each Earn-Out Payment may be earned only once and under no circumstances will the aggregate amount of Earn-Out Payments exceed $2,000,000.

(2) For purposes of calculating Earn-Out Payments, revenue shall mean revenues generated by the SCE Business from the sale of semi-conductor equipment or the provision of related services plus the transfer price of the ProMaster-Registered Trademark- 9500 at the price therefor under the OEM/Purchase Agreement dated October 7, 1994, between Data I/O and Seller (the "9500 Transfer Price") plus actual revenues from the sale of any other products as mutually agreed in writing, in each case net of discounts, returns, credits and allowances. Revenues shall not include sales to third party customers of any of Data I/O's ProMaster-Registered Trademark- line of products or of similar products which include programming capabilities. Acceptance of orders will be governed by Purchaser-approved operating plans and profit criteria. All exceptions will require approval by the Chief Executive Officer, Treasurer or Chief Financial Officer of Purchaser.

(3) Pre-tax income shall mean the aggregate net income (including losses which shall be taken into account negatively) for the Annual Earn-Out Period in question before any deductions for federal, state or local taxes measured by income. The costs to be used in calculating pre-tax income will be determined substantially as follows:

     (a)  All direct costs, except for costs associated with producing
          Data I/O's ProMaster-Registered Trademark- 9500, associated with the Indianapolis operations or otherwise associated with the SCE Business or any product for which revenue is included in this earn-out calculation, per note 2 above, will be charged against earnings. Amortization of the purchase price of this transaction shall be excluded.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


     (b) Interest expense will be charged against earnings at a rate equal to the prevailing prime rate as published by the Wall Street Journal in effect on the first day of each Purchaser fiscal quarter to the extent that the operations of the SCE Business consume cash beyond the amount of cash included in the Purchased Assets or generated by the SCE Business after the Effective Date. For purposes of this calculation all sums paid as Purchase Price will be excluded. Such use of cash will be calculated on a daily basis. A "line of credit" shall be established by Purchaser for the SCE Business. Such "line of credit" will provide the SCE Business with working capital as approved by Purchaser and may be paid down to reduce the balance based on cash generated by the SCE Business.

     (c) The costs of producing Data I/O's ProMaster-Registered Trademark- 9500 will be included in the calculation of the Earn-Out Payment at
            percent  (  ) of the 9500 Transfer Price.           CONFIDENTIAL

     (d) New product development will be funded at 8% of revenues of the SCE Business unless otherwise mutually agreed by Purchaser and the Shareholders. The actual direct costs to the SCE Business of any NRE funded by customers of the SCE Business for development of new products will be considered product development expenditures for purposes of calculating such 8%.

     (e) Data I/O corporate senior staff time and costs will not be charged to the Indianapolis operation; provided, however, other corporate personnel time and costs will be charged to the SCE Business on a pro-rata basis at Direct, Unburdened Cost, plus a 5% administrative fee, if such personnel devote more than one-half of their time in any Fiscal Month to direct support of the SCE Business. "Direct, Unburdened Cost" shall include all salaries, benefits and taxes for personnel and other direct costs associated with the support of the SCE Business.

     (f) The following also shall be excluded from the calculation of pre-tax income:

          (i) Revenue derived from non-operating sources, such as interest income and income or loss from non-business related investments;

          (ii) Gain from the sale of capital assets or other non-recurring events; and

          (iii) The results of any operations acquired by the SCE Business or Purchaser after the Effective Date.

               2.4.2 All Earn-Out Payments are contingent on or subject to the following:

     (a) The parties agree that the target date for ISO 9001 certification of the Indianapolis, Indiana facility is January 31, 1997. No Earn-Out Payment shall be made unless and until the SCE Business obtains
          ISO 9001 certification. If ISO 9001 certification is not obtained by the end of the Earn-Out Period, no Earn-Out Payments shall accrue or be made.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


     (b) Earn-Out Payments 2 and 3 are contingent on completion by the SCE Business of engineering and manufacturing documentation for all products being sold by the SCE business and for Data I/O's ProMaster-Registered Trademark- 900 and 9500 products which satisfy the standards set forth in SCHEDULE 2.4.2. The parties agree that the target date for completion of such documentation is January 31, 1997; provided, however, that if such documentation has not been completed by the end of the Earn-Out Period, Earn-Out Payments 2 and 3 shall not accrue or be paid.

     (c) Payment of Earn-Out Payments is also contingent on both of the Shareholders continued employment (unless such employment is terminated as a result of death or disability) by Purchaser pursuant to their Employment Agreements with Purchaser.

               2.4.3 The measurement of the achievement of the revenue and pre-tax income as a percentage of revenue targets will be done based on three consecutive twelve (12) Fiscal Month periods, the first of which will begin on September 1, 1995, and end on August 22, 1996; the second of which will begin on August 23, 1996 and end on August 21, 1997; and the third of which will begin on August 22, 1997, and end on August 20, 1998. Each such period is referred to as an "Annual Earn-Out Period". The calculation of the actual results will be completed by Purchaser within sixty (60) days following the last day of each Annual Earn-Out Period. All calculations of performance of the SCE Business against the foregoing targets shall be determined by Purchaser in good faith based on the foregoing and in accordance with generally accepted accounting principles applied in a manner consistent with the accounting policies, practices and assumptions employed by Purchaser in preparing its own financial statements.

               2.4.4 Earn-Out Payments shall be made to the Seller within thirty (30) days of completion of the measurement of actual results as noted in
Section 2.4.3 or within thirty (30) days of the completion of the requirements as specified in Section 2.4.2, whichever is later.

          2.5 ALLOCATION OF PURCHASE PRICE The Purchase Price shall be allocated among the Purchased Assets in accordance with SCHEDULE 2.5. The parties shall report consistently with such allocations on all income tax returns and other statements (including, without limitation, filing of Form 8594 for 1995) and in the course of any tax audit, tax review or tax litigation relating thereto. Not later than ten days prior to the filing of their respective Form 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594. Seller shall timely pay all taxes payable by Seller as a result

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


of the sale of the Purchased Assets; provided, however, that Purchaser shall remit all sales taxes payable as a result of its purchase of the Purchased Assets.
     SECTION 3.  COVENANTS AND AGREEMENTS

          3.1 LOCATION OF SEMI-CONDUCTOR SCE BUSINESS. Unless otherwise agreed by the Shareholders, and provided that either of the Shareholders continue to be employed by Purchaser, Purchaser will maintain a semi-conductor equipment engineering and design facility in Indianapolis, Indiana or the surrounding area for the Earn-Out Period. Purchaser further agrees that during the Earn-Out Period it will not discontinue a semiconductor equipment manufacturing operation in Indianapolis or its surrounding area without first conferring with the Shareholders concerning whether such move would have an adverse effect on the ability of the Shareholders to achieve the minimum targets for the Earn-Out Payments as specified in Section 2.4.1. With the exception of the ProMaster-Registered Trademark- 9500, production of which shall be relocated to Redmond, Washington on or before April 1, 1996, Data I/O's semi-conductor handling and programming systems will not be manufactured by the SCE Business (except for any prototype units for Data I/O's ProMaster-Registered Trademark- 900 and 950 or equivalent products) unless otherwise agreed by Data I/O, Purchaser and the Shareholders.

          3.2 DELIVERY OF PURCHASED ASSETS. Commencing on the Effective Date and continuing thereafter, Seller shall cause to be delivered into the possession or control of Purchaser all of the Purchased Assets, which shall include, without limitation, the original copies of Contracts and the original copies of all records, files, documents, correspondence and papers pertaining to the Purchased Assets. Seller hereby constitutes and appoints Purchaser as Seller's true and lawful attorney and attorneys, with full power of substitution in Seller's name, place and stead, on behalf and for the benefit of Purchaser, its successors and assigns, to demand and receive any and all of the Purchased Assets, and to give receipts and releases for and in respect of the same, and any part thereof, and from to time to institute and prosecute in Seller's name, or otherwise, for the benefit of Purchaser, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Purchaser may deem proper in order to collect or reduce to its possession any of the Purchased Assets, and to do all acts and things relating to the Purchased Assets which Purchaser shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller and shall not be affected by its dissolution or in any manner or for any reason whatsoever.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


          3.3 USE OF NAMES. As of the date of this Agreement, Seller will refrain from using any of the Names or any similar names as a trade name, trademark or service mark in connection with any business or activity, and within ten days of the date of this Agreement, Seller will change its corporate name.

          3.4 FURTHER ACTIONS. Seller shall, at any time and from time to time hereafter, but only upon the request of Purchaser, do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further reasonable acts, assignments, transfers, conveyances, assurances and other instruments as may be reasonably required for the transferring, conveying, assigning, delivering, assuring and assisting in collecting and reducing to the possession of Purchaser of any and all of the Purchased Assets. Without limiting the generality of the foregoing, Seller will use its best efforts to provide to Purchaser and/or Data I/O any financial statements or other information which may be required by the Securities and Exchange Commission (the "SEC") or other regulatory authority. Purchaser shall bear the cost of any independent public accountant for the review or audit of financial statements of Seller for any period for which reviewed or audited financial statements do not presently exist. The parties further agree to perform or cause to be performed at and after the Effective Date any and all further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

          3.5 INCOME AND OTHER TAXES. Seller shall in a timely manner file all income, sales, use, franchise and other tax returns and pay related required taxes associated with the operations of Seller on or prior to the Effective Date and those arising from the transactions contemplated hereby except that Purchaser shall pay all sales taxes arising from the purchase of the Assets pursuant to this Agreement.

          3.6 EMPLOYMENT AGREEMENTS. The Shareholders each shall execute and deliver to Purchaser their respective Employment Agreements in the forms attached hereto as EXHIBITS 3.6A AND 3.6B (the "Employment Agreements

          3.7 OPINION OF SELLER'S COUNSEL. Seller delivers herewith to Purchaser an opinion of Coons, Maddox and Koeller, dated as of the Effective Date, in the form attached hereto as EXHIBIT 3.7.

          3.8 OPINION OF PURCHASER'S COUNSEL. Purchaser delivers herewith to Seller an opinion of Heller, Ehrman, White & McAuliffe, dated as of the Effective Date, in the form attached hereto as EXHIBIT 3.8.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


          3.9 NON-DISCLOSURE. Except as required by applicable law, including without limitation, as required by the SEC or other regulatory authority, neither Seller, the Shareholders nor Purchaser shall disclose to any third party (other than persons engaged by the parties for the purpose of negotiating this Agreement or consummating the proposed transactions) any information about this Agreement or the transactions proposed herein, without the prior written consent of the other parties to this Agreement.

          3.10  NON-COMPETITION AND NON-SOLICITATION.

               3.10.1.   APPLICABILITY AND DEFINITION OF THE COMPANY.  This
Section 3.10 shall survive the termination or expiration of this Agreement. For purposes of Section 3.10 of this Agreement, "the Company" shall include the Purchaser and all affiliates, including without limitation, subsidiaries, parents, partnerships, and any business ventures in which the Purchaser and/or such affiliates may participate.

               3.10.2 NON-COMPETITION. The Seller agrees that it will not, directly or indirectly, during the Earn-Out Period and for a period of two (2) years thereafter, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any person or entity engaged in any business or activities that are, or are preparing to be, in competition with the Company with respect to any product or service sold or activity engaged in by the Company during the Earn-Out Period (including without limitation, products or services used in the "Semi-conductor Equipment Market" or the "IC Programmer Products Market" as defined below) in any geographical area in which such product or service is sold or activity is engaged in during the Earn-Out Period or which the Company was preparing to sell or engage in at the end of the Earn-Out Period. "Semi-conductor Equipment Market" means the design, development, manufacture, sale or distribution of materials handling equipment or marking equipment and "IC Programmer Products Market" means the design, development, manufacture, sale or distribution of any device or system used to program programmable integrated circuits. The Seller shall be deemed to be connected with such business if such business is carried on by a partnership, corporation or association of which the Seller is a partner, shareholder, member or agent, provided that nothing herein shall prevent the purchase or ownership by the Seller of shares which constitute less than five percent (5%) of the outstanding equity securities of a publicly-held corporation.

               3.10.3 NON-SOLICITATION. The Seller shall not, in addition, directly or indirectly solicit, influence or entice any employee or consultant of the Company to cease his

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


relationship with the Company or solicit, entice or in any way divert any customer or supplier of the Company to do business with the Seller or any entity described herein. This Section 3.10.3 shall apply during the time period and geographic region described in Section 3.10.2 of this Agreement.

               3.10.4 EQUITABLE RELIEF. The Seller acknowledges that the provisions of this Section 3.10 are essential to the Company, that the Purchaser would not enter into this Agreement if it did not include covenants not to compete or solicit and that damages sustained by the Company as a result of a breach of such covenants cannot be adequately remedied by money damages, and the Seller agrees that the Company, notwithstanding any other provision of this Agreement, in addition to any other remedy the Company may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Section 3.10. The Seller acknowledges that the covenants in this Section 3.10 are reasonable.

               3.10.5 ADEQUATE CONSIDERATION. The Seller and the Purchaser agree that adequate consideration has been given for the Seller to enter into this Section 3.10 and assume the obligations contained in this Section 3.10.
The Seller recognizes that (i) the provisions of this Section 3.10 are reasonable and necessary for the protection of the Company in light of the consideration paid and payable by the Purchaser to the Seller under this Agreement, and (ii) the Purchaser would not have entered into this Agreement and consummated the transactions contemplated hereunder without the Seller having agreed to be bound by provisions contained in this Section 3.10.

          3.11 BULK TRANSFER LAWS. Purchaser hereby waives the requirements of the bulk transfer provisions of the Indiana Uniform Commercial Code, to the extent such provisions may be applicable. Seller and the Shareholders have agreed to defend, indemnify and hold harmless Purchaser from any liabilities arising from failures to comply with such provisions, as more particularly set forth in Section 7 hereof.

     SECTION 4. REPRESENTATION AND WARRANTIES. Seller represents, covenants and warrants to Purchaser as follows:

          4.1 CORPORATE EXISTENCE AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on its business, assets or condition (financial or otherwise).

          4.2 AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action (shareholder or otherwise) on the part of Seller. This Agreement, the Employment Agreements and the Escrow Agreement (the "Agreements") are the legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principals.

          4.3 NON-CONTRAVENTION. The execution, delivery and performance by Seller of the Agreements do not and will not (i) contravene or conflict with the Articles of Incorporation or Bylaws of Seller; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller or any of its assets; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or to which Seller is a party by which Seller or any of its assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or violate any license, franchise, permit or other similar authorization held by Seller; (iv) result in the creation or imposition of any lien, security interest, charge or encumbrance of any nature on any of the Purchased Assets; or (v) give to others any interest or rights, including rights of termination, acceleration or cancellation, in or respect to any item of the Purchased Assets.

          4.4 TITLE TO AND CONDITION OF ASSETS. Seller has and does hereby convey to Purchaser good and marketable title in and to the Purchased Assets (whether personal, tangible or intangible), free and clear of any liens, charges, assessments, taxes, mortgages, pledges, conditional sales agreements, security agreements or encumbrances of any nature. All inventories of finished goods, parts and supplies are of good and merchantable quality, saleable or useable within a reasonable period of time in the ordinary course of business. All equipment is in good

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


operating condition and state of repair, normal wear and tear excepted, has been maintained consistent with standards generally followed in the industry and is suitable for its present uses.

          4.5 REQUIRED CONSENTS. SCHEDULE 4.5 sets forth each agreement, contract or other instrument binding upon Seller, or any license, franchise, permit or similar authorization held by Seller, requiring a consent as a result of the execution, delivery and/or performance of the Agreements or the consummation of the transactions contemplated hereby and thereby (each such consent, a "Required Consent" and together, the "Required Consents"). Except for the Required Consents, there are no consents, approvals, authorizations, orders, registrations or qualifications of or with any person, court, regulatory authority or governmental body which are required for the consummation by Seller of the transactions contemplated by the Agreements.

          4.6 COMPLIANCE WITH CONTRACTS. The Contracts constitute all presently effective contracts and agreements, whether written or oral, to which Seller is a party and which are used or useful in connection with the SCE Business or to which any of the Purchased Assets is subject. True and complete copies of all written Contracts (with all amendments thereto) have been delivered to Purchaser. Except as set forth in SCHEDULE 4.6, Seller has complied with all material provisions of the Contracts, is not in arrears with respect to any amounts owed thereunder and is not otherwise in default under any thereof nor has any party asserted that Seller is in default under any thereof and to the best knowledge of the officers of Seller, no condition exists which with the passage of time or the giving of notice would constitute a default under any thereof. All of the Contracts are valid and in full force and effect.


          4.7 PRODUCTS. Each of the products produced or sold by Seller in connection with the SCE Business is, and at all times has been, in compliance in all material respects with all applicable federal, state and local laws and regulations and is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in connection with its sale. There is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its use.

          4.8 FINANCIAL STATEMENTS. Attached hereto as EXHIBIT 4.8 are (i) balance sheets of Seller as of December 31, 1994, together with the statement of operations, stockholder's equity and cash flows, including the notes thereto, for the year ended December 31, 1994 (ii) actual balance sheets of Seller as

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


of July 31, 1995 (the "Balance Sheet"), together with the statement of operations, stockholders equity and cash flows for the seven month period then ended and (iii) estimated balance sheets of Seller as of August 31, 1995. Such financial statements, including, if any, the notes thereto, are true and complete in all material respects and accurately and fairly present the financial condition of Seller at the respective dates of each such financial statement and the results of operations, stockholders' equity and cash flows for the periods indicated, all in conformity with generally accepted accounting principles applied on a consistent basis. At the Effective Date, Seller has no material liabilities (fixed or contingent, including without limitation, any tax liabilities due or to become due) which were not fully disclosed, reflected or provided for in the Balance Sheet. The tangible assets reflected in the Balance Sheet are shown thereon at actual cost, less depreciation and amortization.

          4.9 AGING REPORTS. Attached hereto as EXHIBIT 4.9 are receivables and payables aging reports dated as of the Effective Date (the "Aging Reports"). The Aging Reports are true, accurate and correct in all material respects as of the dates thereof and correctly reflect the payment histories of the various accounts shown thereon. All accounts receivable as reflected in the Balance Sheet and the Aging Report constituted at the date thereof bona fide accounts receivable resulting from the sale of goods or services in the ordinary course of business and, to the best knowledge of Seller, such accounts receivable are collectable in full in the ordinary course of business and are subject to no conditions as to payment, or to offsets, counterclaims or defenses of any kind, or to any returns, allowances or credits other than to the extent of the allowance for doubtful accounts and warranty reserve reflected in the Balance Sheet.

          4.10 NO MATERIAL CHANGES. Except as set forth in SCHEDULE 4.10, since the date of the Balance Sheet there has not been:

               (a) Any material adverse change in the condition (financial or otherwise), assets, liabilities, business or prospects of Seller from that reflected in the Balance Sheet, any material decline in the rate of sales by Seller or any occurrence, circumstance, development, condition of any character known to the officers of Seller which materially adversely affects, or reasonably could be expected to so affect, the condition (financial or otherwise), assets, liabilities, business or prospects of Seller;

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


               (b) Any damage, destruction or loss of any of the Purchased Assets (whether or not covered by insurance) or any write-down in the value of any material inventory or write-off as uncollectible of any material notes or accounts receivable;

               (c) Any material increase in compensation payable to or for the benefit of, or committed to be paid to or for the benefit of, any director, shareholder, officer or employee of Seller; or

               (d) Any modification, waiver, change, amendment, release, recision, accord and satisfaction or termination of, or with respect to, any material term, condition or provision of any material contract, agreement, license or other instrument to which Seller is a party, including the Contracts, other than any satisfaction by performance in accordance with the terms thereof.

          4.11 PROPRIETARY RIGHTS. SCHEDULE 4.11 sets forth a true and complete list of all patents, patent applications, registrations, applications for registration, assignments, license agreements (whether written or oral) and other documents evidencing any patent, copyright, trademark, trade name, service mark or other intellectual property rights which are used in the conduct of the SCE Business (the "Intellectual Properties"). Except as set forth in SCHEDULE 4.11, Seller possesses full right and authority to use all know-how, proprietary information, copyrights, trademarks, patent rights and other proprietary and intellectual properties necessary to the conduct of the SCE Business as presently conducted and as proposed to be conducted without infringing the rights of others, including the Intellectual Properties, all of which are transferred to Purchaser pursuant to this Agreement, free and clear of all liens, claims, options, charges, encumbrances, security interests or claims of ownership of any person or of any obligation to pay royalties. Seller has taken reasonable steps and precautions to protect and preserve the confidentiality of all trade secrets and confidential information of Seller or others entrusted to Seller. Except for any agreements with Purchaser, Seller has not entered into any agreement pursuant to which it has agreed not to compete with any person. The operations of Seller as currently conducted do not infringe any copyright, trademark, service mark, trade name, patent rights or any other right of any person, whether registered or unregistered, nor do they involve the misappropriation of any trade secret of any person. Seller has not received notice from any person alleging that such infringement or misappropriation has occurred or is continuing.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


          4.12 ENVIRONMENTAL COMPLIANCE.  Except as described on SCHEDULE 4.12:

               (a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity (i) with respect to any alleged violation by Seller of any environmental law, ordinance, rule, regulation or order of any governmental entity; (ii) with respect to any alleged failure by Seller to have any environmental permit, certificate, license, approval, registration or authorization or (iii) with respect to any generation, treatment, storage, recycling, transportation or disposal or release of any toxic, caustic or otherwise hazardous substance ("Hazardous Substance").

               (b)  In connection with the operation of the SCE Business,
(i) Seller has not handled any Hazardous Substance on any property now or previously owned or leased by Seller; (ii) there are no underground storage tanks for Hazardous Substances, active or abandoned, at any property now or previously owned or leased by Seller; (iii) no Hazardous Substance has been released at, or under any property now or previously owned or leased by Seller; and (iv) no Hazardous Substance has been released or is present, in a reportable or threshold planning quantity, where such quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned or leased by Seller.

               (c) In connection with the operation of the SCE Business, Seller has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under CERCLA, or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Purchaser for clean-up costs, remedial work, damages to natural resources or for personal injury or property damage claims, including but not limited to, claims under CERCLA, or an any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Purchaser for clean-up costs, remedial work, damages to natural resources or for personal injury or property damage claims, including, but not limited to, claims under CERCLA.

               (d) No oral or written notification of a release of a Hazardous Substance has been filed by or on behalf of Seller with respect to the SCE Business and no property now or previously owned or leased by Seller with respect to the SCE

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


Business is listed or, to Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

          4.13 SOLVENCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, its predecessor or any of their assets or properties are pending and Seller has not made an assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

          4.14 LITIGATION. Except as described on SCHEDULE 4.14, there are no legal actions, suits or other legal or administrative proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller or affecting any of its assets, and Seller is not aware of any facts which might form the basis for any such action, suit or other proceeding or investigation, and there are no outstanding judgments against Seller or any of its assets.

          4.15 BROKERAGE COMMISSION. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller or the Shareholders in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection with this Agreement based on any agreement, arrangement or understanding with Seller or either Shareholder or any action taken by Seller or the Shareholders.

          4.16 TAXES. For all periods ended on or prior to the Effective Date, Seller has filed or will file within the time prescribed by law all tax returns and reports required to be filed by all federal, state and local taxing authorities. Seller has not failed, and will not fail, to timely pay all such taxes relating to the Purchased Assets.

          4.17 OTHER INFORMATION. None of the documents or information delivered to Purchaser in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. There is no significant adverse fact or condition relating to the SCE Business which has not been specifically disclosed in writing by Seller to Purchaser.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


     SECTION 5. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. As an inducement to the execution of this Agreement by Purchaser and the carrying out of the provisions of this Agreement to be performed by Purchaser, each Shareholder hereby represents and warrants that he has full power and authority to enter into this Agreement and his Employment Agreement (including, for purposes of this Section 5, the documents attached as exhibits thereto) and to deliver and perform his obligations and undertakings set forth herein and therein. This Agreement and his Employment Agreement have been duly executed and delivered by him and constitutes his legal, valid and binding obligations, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles. The execution, delivery and performance by him of this Agreement and his Employment Agreement do not and will not (i) to the best of his knowledge, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to him; (ii) conflict with or result in the breach (or constitute an event which, with the lapse of time or the giving of notice, or both, would constitute a breach) of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which he is a party, or constitute a default thereunder.

     SECTION 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants that:

          6.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

          6.2 AUTHORIZATION. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby are within Purchaser's corporate powers and have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement is binding upon Purchaser and is enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles.

          6.3 NON-CONTRAVENTION. The execution, delivery and performance by Purchaser of this Agreement do not and will not (i) contravene or conflict with the Articles of Incorporation or

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


Bylaws of Purchaser; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser or to a loss of any benefit to which Purchaser is entitled under any provision of any material agreement, contract or other instrument binding upon Purchaser or to which Purchaser is a party, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

          6.4 BROKERAGE COMMISSION. No broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection with this Agreement based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser.

     SECTION 7.  INDEMNIFICATION.

          7.1 SELLER AND SHAREHOLDER INDEMNIFICATION. Seller and the Shareholders (the "Indemnitors") jointly and severally agree to defend, indemnify and hold harmless Purchaser and its officers, directors, shareholders, successors and assigns (each an "Indemnified Party") from and against any claims, losses, damages, expenses, liabilities or proceedings (including, without limitation, diminutions in value and reasonable attorneys' and experts' fees and all amounts reasonably paid in investigation, defense or settlement of any of the foregoing) which may be sustained, suffered or incurred by an Indemnified Party to the extent that such claims, losses, damages, expenses or liabilities arise out of or result from (i) the breach by Seller or the Shareholders of any covenant or warranty or the inaccuracy of any representation made by Seller or the Shareholders in this Agreement; and (ii) any actions, failures to act, obligations or defaults of Seller or the Shareholders before, on or after the Effective Date other than the Assumed Liabilities including, without limitation, those attributable to defaults under the Contracts and those arising under bulk transfer, insolvency, fraudulent conveyance, bankruptcy, tax or other laws or any other theory of successor liability. All payments pursuant to this Section 7 shall be equal to an amount which, after taking into account any taxes imposed on the receipt of such payments by the Indemnified Party and any tax benefits actually recognized by such Indemnified Party as a result of the incurring such loss or expenses, shall equal the amount of such loss or expense.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


          7.2  NOTICE OF CLAIM; ASSUMPTION OF DEFENSE; SETTLEMENT OF CLAIMS.
Any Indemnified Party shall promptly give written notice to the Indemnitors of any claim for which indemnification will be sought under Section 7, which notice shall state with reasonable specificity the nature of such claim. Except to the extent the Indemnitors are prejudiced thereby, the failure by the Indemnified Party to give the Indemnitor prompt notice of the claim will not eliminate the obligation of the Indemnitor to indemnify the Indemnified Party under this Agreement. The Indemnitors shall have the right to assume the defense of such claim involving a third party through counsel selected by the Indemnitors and approved by the Indemnified Party, and in connection therewith to conduct any proceedings or negotiations relating thereto (subject to the provisions hereinafter set forth), but the Indemnified Party may participate in the defense or settlement thereof. If the Indemnitors elect to assume the defense of any such claim, they shall give the Indemnified Party written notice of their intention to do so within ten days of being notified of the claim, whereupon they shall immediately assume the defense and use their best efforts to defend such claim. Failure of an Indemnitor to notify the Indemnified Party of its election to defend any such action within ten days after receipt of notice thereof shall be deemed a waiver by the Indemnitor of its right to defend such action. An Indemnitor shall not, in the defense of any such claim or any litigation resulting therefrom, consent to entry of any judgments (except with the prior written consent of the Indemnified Party) or enter into any settlement (except with the prior written consent of the Indemnified Party) which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation and in no event shall an Indemnitor have the right to agree to a settlement involving injunctive relief or other equitable relief against the Indemnified Party without obtaining the prior written consent of the Indemnified Party. Should the Indemnitor fail to defend any claim or action, then, in addition to any other remedies available to the Indemnified Party in law or in equity, the Indemnified Party may settle or defend any such action or proceeding through legal counsel of its own choosing and may recover from the Indemnitors, jointly and severally, the amount of such settlement or any judgment or decree and all of its costs and expenses incurred in connection therewith as they are incurred, including, without limitation, reasonable attorneys' and experts' fees and all other legal costs. Purchaser may, in addition to all other available remedies and not as an exclusive remedy, reduce the amount of any payments due to the Indemnitors under this Agreement, or any other obligation, by the amount of any loss, damage, expenses or liabilities suffered by it for which it is entitled to indemnification pursuant to Section
7.  The right of an Indemnified Party to seek indemnification pursuant to
Section 7.1

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


shall be in addition to any other legal or equitable remedy available to the Indemnified Party. Any and all payments which may become due and payable by an Indemnitor under the terms of this Section shall become due and payable at once without notice from an Indemnified Party or to an Indemnitor. To the extent permitted by law, from and after the date on which payment becomes due and payable, the amount of such payment shall bear interest at the lesser of eighteen percent (18%) per annum or the maximum rate permitted by law, until paid in full.

          7.3 LIMITATION ON LIABILITY OF THE SHAREHOLDERS. Notwithstanding the foregoing, the liability of each of the Shareholders hereunder shall not exceed the sum of all payments made pursuant to Section 2 of this Agreement.

          7.4 TERMINATION. If an Indemnified Party fails to give, within 120 days after the earlier of the end of the Earn-Out Period or the date on which the total possible Earn-Out Payment in the amount of $2,000,000 has been made under this Agreement, written notice to the Indemnitors of any claim for which indemnification will be sought under Section 7, then such claim is barred; provided, however, the time period for any Indemnified Party to give written notice to the Indemnitors of any claim for which indemnification will be sought under Section 7 relating to any federal, state, local or other taxes shall be 120 days after the five (5) year period from the Effective Date.

     SECTION 8. DEFINITIONS. The following terms shall have the meaning stated in the Section referenced opposite the term:

          Definition                              Section
          ----------                              -------
          Actual Liabilities                      2.2
          Aging Reports                           4.9
          Agreement                               Introduction
          Agreements                              4.2
          Annual Earn-Out Period                  2.4.3
          Assets                                  Recitals
          Assumed Liabilities                     1.2
          Balance Sheet                           4.8
          Claim Amount                            2.3.3
          Closing Value                           2.2.1
          Company                                 3.10.1
          Contracts                               1.2
          Data I/O                                Introduction
          Direct, Unburdened Cost                 2.4.1
          Earn-Out Payment                        2.1
          Earn-Out Period                         2.4.1
          Effective Date                          Introduction
          Employment Agreements                   3.6
          Escrow Agent                            2.1

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


          Escrow Agreement                        2.1
          Escrowed Funds                          2.1
          Excluded Inventory                      2.2.1
          Excluded Inventory Adjustment Amount    2.2.2
          Excluded Inventory Adjustment Report    2.2.2
          Fiscal Month(s)                         2.2.1
          Hazardous Substance                     4.12
          Indemnified Party                       7.1
          Indemnitors                             7.1
          Indemnity Claim                         2.3.3
          Initial True-Up Amount                  2.2.1
          Initial True-Up Report                  2.2.1
          Intellectual Properties                 4.11
          Names                                   Schedule 1.1
          Purchase Price                          2.1
          Purchased Assets                        1.2
          Purchaser                               Introduction
          Receivables                             Schedule 1.1
          Release Date                            2.3.3
          Required Consents                       4.5
          SCE Business                            Recitals
          SEC                                     3.4
          Seller                                  Introduction
          Shareholders                            Introduction
          9500 Transfer Price                     2.4.1
          True-Up Amount                          2.2.1
          True-Up Date                            2.2.1
          True-Up Report                          2.2.1

     SECTION 9.  MISCELLANEOUS.

          9.1 NOTICES. All notices, demands and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently designate by ten (10) days' advance written notice to the other parties. Communications hereunder shall be deemed to have been received (i) upon delivery in person, (ii) five days after mailing it by U.S. certified mail, return receipt requested and postage prepaid, (iii) the second business day after depositing it with a commercial overnight carrier which provides written verification of delivery or (iv) the day of transmission by telefacsimile if sent before 2:00 p.m. recipient's time provided that a copy of such notice is sent on the same day by U.S. certified mail, return receipt requested and postage prepaid, with an indication that the original was sent by facsimile and the date of its transmittal.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


Purchaser:               Reel-Tech, Inc., a Washington corporation
                         Attention:  President
                         10525 Willows Road Northeast
                         Redmond, Washington  98073
                         Fax:  (206) 881-2917

          CC:            Data I/O Corporation
                         Attention:  Chief Financial Officer
                         10525 Willows Road Northeast
                         Redmond, Washington  98073
                         Fax:  (206) 881-2917

Seller:                  Reel Tech, Inc., an Indiana corporation
                         Attention: Douglas R. Hall
                         7402 Oakland Hills Circle
                         Indianapolis, Indiana 46236
                         Fax:  (317) 823-1482

Shareholders:            Douglas R. Hall
                         7402 Oakland Hills Circle
                         Indianapolis, Indiana 46236
                         Fax:  (317) 823-1482

          To:            Norris R. Hall
                         7402 Oakland Hills Circle
                         Indianapolis, Indiana 46236
                         Fax:  (317) 823-1482

          CC:            Robert M. Koeller
                         Coons, Maddox & Koeller
                         9100 Keystone Crossing, Suite 440
                         Indianapolis, Indiana 46240-2159
                         Fax:  (317) 574-2050

          9.2 OPPORTUNITY TO PARTICIPATE IN DRAFTING. The parties have had an equal opportunity to participate in drafting of this Agreement. No ambiguity shall be construed against any party based upon a claim that party drafted the applicable language.

          9.3 FULL UNDERSTANDING. In executing this Agreement, each member of each party fully, completely, and unconditionally acknowledges and agrees that it (a) has consulted with, and had the advice and counsel of duly licensed and competent attorney and that it has executed this Agreement after independent investigation, voluntarily and without fraud, duress, or undue influence, and
(b) expressly consents that this Agreement be given full force and effect according to each and every of its express terms and provisions.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


          9.4 ENTIRE AGREEMENT. This Agreement and all exhibits and schedules hereto contain all of the terms and conditions agreed upon by the parties relating to the subject matter hereof and supersede and cancel all other prior agreements, negotiations, correspondence, undertakings, communications and understandings of the parties, whether written or oral, respecting that subject matter.

          9.5 MODIFICATION. No waiver or modification of this Agreement or of any provision contained herein shall be valid unless in writing and duly executed by all parties hereto. No evidence of any waiver or modification shall be offered or received in evidence in any proceedings, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing and duly executed. The parties further agree that the provisions of this section may not be waived except as set forth herein.

          9.6 NO WAIVER. Failure or delay on the part of any party in exercising any rights, power or privileges under this Agreement shall not be deemed a waiver of any exercise of any right, power or privilege.

          9.7 CAPTIONS AND CONSTRUCTION. Captions in this Agreement are for the convenience of the reader and are not to be considered in the interpretation of the terms.

          9.8 SEVERABILITY. In the event any one or more immaterial provisions is found to be invalid, the finding shall not affect the validity or enforceability of the other provisions.

          9.9 SURVIVAL. Neither the investigation by a party or the acceptance of delivery of property hereunder shall constitute a waiver of any covenant, representation, warranty, agreement, obligation or undertaking of a party hereunder, and the same shall survive and continue after the Effective Date.

          9.10 GOVERNING LAW. This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Washington, without regard to its conflict of law provisions which might otherwise require the application of the law of any other jurisdiction. The parties agree that the exclusive jurisdiction and venue of any lawsuit between them arising under this Agreement or out of the transactions contemplated herein shall be the Superior Court of Washington for King County, or the United States District Court for the Western District of Washington at Seattle, and each of the parties hereby irrevocably agrees, acknowledges and submits itself to the

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


exclusive jurisdiction and venue of such courts for the purposes of such lawsuit. The parties agree that provisions of this Section serve as a material inducement for Purchaser to enter into this Agreement.

          9.11 EXPENSES. Purchaser, Seller and the Shareholders shall each pay their respective expenses, costs and fees (including, without limitation, attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          9.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and either original or facsimile counterparts have been delivered to the other party.

          9.13 INVALID PROVISIONS. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, including but not limited to, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

          9.14 ASSIGNMENT. None of the parties shall assign or delegate or in any way transfer any rights, interests or obligations hereunder without the prior written consent of the other parties, except that the parties agree that this Agreement: (A) shall be transferred or assigned by the Purchaser to (i) an entity resulting from any merger, consolidation or other reorganization to which Purchaser is a party or (ii) a buyer of all or substantially all of Purchaser's assets relevant to Purchaser's performance under this Agreement, whereupon such assignee or transferee shall succeed to the rights and obligations of the Purchaser hereunder, and (B) may be transferred or assigned by the Purchaser to any entity in which Purchaser has a controlling interest or which is under common control with Purchaser, whereupon such assignee or transferee shall succeed to the rights and obligations of the Purchaser hereunder. Subject to the foregoing restrictions, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


          9.15 ATTORNEYS' FEES. If legal proceedings are brought to enforce or interpret any provision of this Agreement, the most prevailing party shall be awarded its reasonable attorneys' fees and costs in addition to any other relief or remedy which may be available.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

SELLER: REEL TECH, INC.,           PURCHASER:  REEL-TECH, INC.
AN INDIANA CORPORATION             A WASHINGTON CORPORATION

By:   //S// DOUGLAS R. HALL        By:   //S// STEVE M. GORDON
    ----------------------------       --------------------------
Its:   PRESIDENT                   Its:   SECRETARY
     ---------------------------        -------------------------
SHAREHOLDERS


  //S//DOUGLAS R. HALL               //S//NORRIS R. HALL
------------------------------      -----------------------------
Douglas R. Hall                         Norris R. Hall

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                 OMITTED SCHEDULES AND EXHIBITS FROM EXHIBIT 2.1


     The following Schedules and Exhibits have been omitted from Exhibit 2.1 in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.



SCHEDULE OR EXHIBIT NUMBER    DESCRIPTION


1.1                           Purchased Assets

1.2 Assumed Liabilities, Obligations and Contracts (assumed trade payables and other ascertainable liabilities totalling $1,193,794.62)

2.1                           Escrow Agreement (filed as Exhibit 2.2 to this
                              Report on Form 8-K)

2.2.1A                        Excluded Inventory

2.2.1B                        Value of Fixed Assets

2.2.1C                        Inventory Listing

2.2.1D                        Reel-Tech, Inc.'s (Washington corporation) Fiscal
                              Months

2.4.2                         Engineering and Manufacturing Documentation
                              Standards

2.5                           Allocation of Purchase Price

3.6A                          Employment Agreement,
                              Douglas R. Hall

3.6B                          Employment Agreement,
                              Norris R. Hall

3.7                           Opinion of Coons, Maddox & Koeller

                               CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


3.8                           Opinion of Heller Ehrman White & McAuliffe

4.5                           Required Consents

4.6                           Exceptions to Section 4.6, Compliance with
                              Contracts

4.8 Financial Statements of Reel-Tech, Inc. (Indiana corporation)

4.9 Accounts receivable and accounts payable aging reports

4.10                          Exceptions to Section 4.10, No Material Changes

4.11                          Proprietary Rights

4.12                          Exceptions to Section 4.12, Environmental
                              Compliance

4.14                          Exceptions to Section 4.14,
                              Litigation